Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), is entered into as of October 27, 2025, between Marwynn Holdings, Inc. (“MWYN”), a Nevada corporation, as the seller, and Reli Home Décor Inc. (“Buyer”), a California corporation, as the purchaser. MWYN and Buyer are individually referred to herein as a “Party” and collectively, the “Parties”.

WHEREAS, MWYN is a holding company which owns all 70,000 shares of common stock of Grand Forest Cabinetry Inc., a California corporation (“Grand Forest”), which represents all of the issued and outstanding shares of Grand Forest; and

WHEREAS, Buyer desires to acquire all 70,000 shares of common stock of Grand Forest (“GF Shares”) in exchange for an aggregate purchase price of $550,000 (the “Purchase Price”), subject to the terms and conditions set forth herein (the “Transaction”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Parties hereto agree as follows:

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated:

“Affiliate” of any Person means any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Bankruptcy and Equity Exception” means the effect on enforceability of (a) any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Buyer Indemnifying Party” has the meaning set forth in Section 8.2.

“Claim Notice” has the meaning set forth in Section 8.4.

“Closing” has the meaning set forth in Section 3.

“Closing Date” has the meaning set forth in Section 2.2.

“Contract” means as to any Person, all written or oral agreements, contracts, notes, instruments, indenture, lease, mortgage, bond, arrangement, understanding, undertaking, obligations and commitments to which that Person is a party or by which any of that Person’s properties or assets are bound.

“Dispute” has the meaning set forth in Section 11.13(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Effect” has the meaning set forth in the definition of “Material Adverse Effect” in this Section 1.1.

“Financial Statements” has the meaning set forth in Section 4.8.

“GAAP” means United States generally accepted accounting principles.

“GF Shares” has the meaning set forth in the Preamble.

“Governmental Authority” means any federal, state, provincial or local governmental, regulatory or administrative body, agency or authority, any court, tribunal or judicial authority, and any self-regulatory organization (including any applicable stock exchange) or quasigovernmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), whether foreign or domestic.

“Group Companies” means, collectively, MWYNN and its Subsidiaries.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the Seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (f) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, and (g) all indebtedness referred to in clauses (a) through (f) above secured by any Lien in any property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness.

“Indemnified Party” means a Person that may be entitled to be indemnified under this Section 8 of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 8.4.

“MWYN Indemnifying Party” has the meaning set forth in Section 8.1.

“Information” has the meaning set forth in Section 7.2.

“Intellectual Property Rights” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, whether owned or held for use under license, including all rights and interests pertaining to or deriving from: (a) patents and patent applications, reexaminations, extensions and counterparts (including any reissues, divisionals, renewals, provisionals, continuations or continuations-in-part thereof) claiming priority therefrom; inventions, invention disclosures, discoveries and improvements, whether or not patentable, (b) computer software and firmware, including data files, source code, object code and software-related specifications and documentation, (c) works of authorship, (d) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person, (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos and the goodwill associated therewith, (f) proprietary databases and data compilations and all documentation relating to the foregoing, including manuals, memoranda and records and (g) domain names; including in each case any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Authority in any jurisdiction.

“Law” means any federal, state or local statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lien” means any lien, charge, claim, security interest, encumbrance, right of first refusal or other restriction.

“Limitation Date” has the meaning set forth in Section 8.1.

“Losses” means any and all losses, claims, damages, liabilities, settlement, costs and expenses, including, without limitation, reasonable attorneys’ fees, investigation cost, experts’ and accountants’ fees.

“Material Adverse Effect” means any change, event, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to, and are continuing as of, the date of determination of the occurrence of the Material Adverse Effect, has a material adverse effect on the business, properties, management, financial position, stockholders’ equity, results of operations or prospects of Grand Forest taken as a whole.

“Material Permits” has the meaning set forth in Section 3.9.

“Material Company Contract” has the meaning set forth in Section 4.14(a).

“MWYN” has the meaning set forth in the Preamble.

“Party” and “Parties” has the meaning set forth in the Preamble.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a Governmental Authority and any other legal entity.

“Purchase Price” has the meaning set forth in the Preamble.

“SEC” means the Securities and Exchange Commission..

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means FuAn Enterprise, Inc., a California corporation, and Grand Forest cabinetry Inc, a California corporation.

“Tax” or “Taxes” means any and all applicable central, federal, provincial, state, local, municipal and foreign taxes, charges, levies or other assessments, including, but not limited to, income, excise, gross receipts, property, sales, use, ad valorem, transfer, franchise, profit, license, withholding, payroll, employment, severance, stamp, occupation, windfall profit, social security and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts.

“Third Party Claim” has the meaning set forth in Section 8.5.

“Transaction” means the transaction contemplated by this Agreement.

2. Transferred Shares. Subject to the terms and conditions of this Agreement, MWYN hereby agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer hereby agrees to acquire and accept, the GF Shares in exchange for the Purchase Price in cash, effective as of the Closing.

3. Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the GF Shares as contemplated by this Agreement shall occur on a date (the “Closing Date”) and at a place as agreed to by the Parties (the “Closing”), subject to the satisfaction at or prior to the Closing, of each of the following conditions:

(a) the Board and the shareholders of MWYN (the “Shareholders”), to the extent the Board submits the Transaction to the Shareholders for approval, shall have approved the Transaction and the other transactions contemplated under this Agreement;

(b) MWYN shall have received approval from NASDAQ, to the extent required, for the purpose of consummation of the Transaction and the other transactions contemplated under this Agreement;

(c) There shall have been no orders, injunctions or decrees by any court of competent jurisdiction or governmental authority prohibiting the consummation of the Transaction; and

(d) There shall have been no applicable law in effect which prohibits, enjoins or making illegal the consummation of the Transaction.

4. Closing Deliveries. At the Closing,

(a) MWYN shall deliver to Buyer (i) a stock power separate in respect of the GF Shares duly executed by MWYN, and (ii) the share certificate(s) representing the GF Shares; and

(b) Buyer shall deliver to MWYN the Purchase Price in immediately available funds to an account designated by MWYN.

5. Representation and Warranties of MWYN. Except as set forth in the disclosure schedule delivered to Buyer (the “MWYN Disclosure Schedule”) (provided that disclosure in any section of the MWYN Disclosure Schedule shall apply to any other section to the extent that the relevance of such disclosure to such other section is reasonably apparent on its face), MWYN represents and warrants to Buyer as follows as of the date hereof and as of the Closing Date (unless otherwise specified):

5.1 Organization and Qualification. MWYN is a company duly incorporated, validly existing and in good standing under the laws of Nevada, with the requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets, and is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing.

5.2 Corporate Power and Authority. MWYN has the corporate power and authority to execute, deliver and perform this Agreement and the other documents and instruments contemplated hereby. The execution, delivery and performance of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by MWYN. This Agreement and each of the other agreements, documents and instruments to be executed and delivered by MWYN have been duly executed and delivered by, and constitute the legal, valid and binding obligation of, MWYN enforceable against MWYN in accordance with their terms.

5.3 Validity, Etc. To the knowledge of MWYN, neither the execution and delivery of this Agreement and the other documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby nor the performance of this Agreement and such other agreements in compliance with the terms and conditions hereof and thereof will (i) violate, conflict with or result in any material breach of any trust agreement, charter, judgment, decree, order, statute or regulation applicable to MWYN, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than the consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority that have been received or are contemplated to be received under this Agreement and the other documents and instruments contemplated hereby) or (iii) violate, conflict with or result in a breach, default or termination of, or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of, any of the obligations of MWYN.

5.4 Ownership of and Title to Securities. MWYN has good and marketable title to the GF Shares, free and clear of all Liens (other than any restrictions on transfers imposed under federal or state securities laws). MWYN has the power to sell, transfer, assign and deliver the GF Shares as provided in this Agreement and, upon transfer and delivery of the GF Shares to Buyer and payment therefor in accordance with this Agreement and entry of the name of Buyer as the holder of the GF Shares in the stock ledger of Grand Forest, such transfer and delivery will convey to Buyer good and marketable title to such GF Shares, free and clear of all Liens (other than any restrictions on transfers imposed under federal or state securities laws). Each GF Share is duly authorized, validly issued, fully paid and non-assessable.

5.5 Financial Statements; Absence of Undisclosed liabilities.

(a) Section 5.5(a) of the MWYN Disclosure Schedule sets forth true and complete copies of (i) the unaudited balance sheet of Grand Forest for the fiscal year ended April 31, 2024, and the related statement of income for the fiscal year then ended, (ii) the unaudited balance sheet of the Grand Forest for the fiscal year ended April 31, 2025 (the “Reference Balance Sheet”) and the related statement of income for the fiscal year then ended and (iii) the unaudited balance sheet of Grand Forest for the two (2) month period ended September 30, 2025 and the related statement of income for the two (2) month period then ended (collectively, the “Financial Statements”). The Financial Statements have been prepared from the books and records of MWYN in accordance with GAAP applied on a consistent basis (except as may be noted therein) in all material respects, and present fairly, in all material respects, the financial position and the results of operations of Grand Forest as of the respective dates thereof or the periods then ended.

(b) There are no liabilities of Grand Forest of any nature, whether or not accrued, contingent or otherwise, that would be required to be disclosed under GAAP and reflected on a balance sheet of Grand Forest or included within the footnotes thereto, other than those that (i) are reflected or reserved against on the Financial Statements, (ii) have been incurred in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements (none of which results from (a) material breach of any Contract or (b) material violation of any Law), (iii) are expressly permitted or contemplated by this Agreement, (iv) will be discharged or paid off prior to or at the Closing or (v) individually or in the aggregate, are not material to Grand Forest, taken as a whole.

5.6 Litigation; Claims and Legal Proceedings. Except as set forth on Section 5.6 of the MWYN Disclosure Schedule, there are no Proceedings pending or, to the knowledge of MWYN threatened, against Grand Forest before or by any Governmental Authority or other Person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which MWYN is a party which involves the Transaction.

5.7 Licenses, Permits, Authorizations, Etc. Grand Forest possesses all the Material Permits necessary to conduct its businesses as presently conducted, except where the failure to possess such permits would not, individually, or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Grand Forest has not received any notification of any failure by it to have obtained or complied with any Material Permits or any written notice relating to the revocation or modification of any Material Permits. Grand Forest has been conducting its business activities within the permitted scope of business or is otherwise operating its businesses in material compliance with all relevant Laws and Material Permits, except where the failure to so conduct or operate its business would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Grand Forest has no reason to believe that any Material Permit required for the conduct of any part of its business which is subject to periodic renewal will not be granted or renewed by the relevant Government Authority.

5.8 Compliance. Grand Forest has complied, and is in compliance, with all Laws applicable to the operation of its business, to its employees, or to its assets or equity in all material respects. Grand Forest has not received any notification of any asserted present or past unremedied failure by Grand Forest to comply with any of such Laws in any material respect.

5.9 Taxes.

(a) MWYN and its Subsidiaries have (i) duly and timely filed all tax returns, information returns and reports for all Taxes required to have been filed with respect to MWYN and its Subsidiaries and (ii) paid in full all Taxes, interest and other governmental charges which are shown to be due on such returns or reports, except those being contested in good faith, and no Tax Liens are currently in effect or proposed against any of the assets of any of the Group Companies.

(b) No examination or audit of any Tax returns of any Group Company by any Government Authority is currently in progress or, to the knowledge of MWYN, has been threatened. No assessment of Tax has been proposed in writing against any Group Company or any of their material assets or properties. None of the Group Companies has received any written claim from a Government Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction. To the knowledge of MWYN, none of the Group Companies is treated as a resident for Tax purposes of, or is otherwise subject to income Tax in, a jurisdiction other than the jurisdiction in which it has been established.

(c) Grand Forest has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts due, owing to or paid to any Person.

(d) MWYN and its Subsidiaries have not been the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes.

5.10 Property. Grand Forest does not own any real property. Grand Forest has good and marketable title in all personal property owned by them that is material to Grand Forest’s business, in each case free and clear of all Liens, except for Liens that do not, individually or in the aggregate, have or result in a Material Adverse Effect. Any real property and facilities held under lease by Grand Forest is held by it under valid, subsisting and enforceable leases of which Grand Forest is in material compliance.

5.11 Contracts.

(a) True and complete copies (including amendments, modifications and waivers thereto) of the following Contracts to which Grand Forest is a party or by which it is bound (each, a “Material Company Contract”) have been provided to Buyer prior to the date hereof:

(i) any Contract granting a right of first refusal, first offer or first negotiation, other than in the ordinary course of business;

(ii) any joint venture contracts, strategic cooperation or partnership arrangements, or other agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities by Grand Forest with any third party of more than US$250,000;

(iii) any Contract for the acquisition, sale or lease (including leases in connection with financing transactions) of material properties or assets of Grand Forest entered into since May 1, 2024, for aggregate consideration in excess of US$250,000, except for those entered into in the ordinary course of business;.

(iv) any Contract involving the payment or receipt of amounts by Grand Forest of more than US$250,000 annually, except for those entered into in the ordinary course of business;

(v) any Contract relating to Indebtedness having an outstanding amount of more than US$250,000 in the aggregate;

(vi) any non-competition Contract or other Contract that restricts the ability Grand Forest to compete in any geographic area, industry or line of business;

(vii) any Contract that contains a put, call or similar right pursuant to which Grand Forest could be required to purchase or sell, as applicable, any equity interests or assets of any Person of more than US$250,000;

(viii) any Contract that contains restrictions with respect to (A) payment of dividends or any distribution with respect to equity interests of Grand Forest; (B) pledging of share capital of the Grand Forest, or (C) issuance of a guaranty by Grand Forest;

(x) any Contract that contains a “change of control” or similar provisions that is material to the business of Grand Forest;

(xi) any Contract the termination, expiration or non-renewal of which would be reasonably likely to have a Material Adverse Effect;

(xii) any Contract providing for any earn-out payment payable by Grand Forest to any third party after the date hereof; and

(xiii) any other Contract that is material to the business of Grand Forest.

(b) Each Material Company Contract constitutes the valid and legally binding obligation of Grand Forest and, to MWYN’s knowledge, the other parties thereto, is enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and is in full force and effect, and (ii) Grand Forest is not in material breach or violation of, or material default under, any Material Company Contract, and no event has occurred (or will occur as a result of the execution, delivery and performance of this Agreement) or not occurred through Grand Forest’s action or inaction or, to MWYN’s knowledge, the action or inaction of any third party, that, with or without due notice or lapse of time or both, would constitute a material breach or violation of, or material default under, any Material Company Contract.

5.12 Labor Matters. Grand Forest is in compliance in all material respects with all Laws respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours. There are no material disputes, employee grievances or disciplinary actions pending or to the knowledge of MWYN threatened or involving Grand Forest, or any of its present or former employees. Grand Forest has complied, in all material respects, with all provisions of all applicable Law relating to employment and employment practices, terms and conditions of employment, workers compensation, wages and hours. There are no unfair labor practice complaints pending against Grand Forest or to the knowledge of MWYN, threatened in writing against Grand Forest before any Governmental Authority. There is no labor strike, dispute, slowdown or stoppage pending between Grand Forest and any of its employees, and Grand Forest has not experienced any work stoppage or other labor difficulty. No collective bargaining agreement is binding on Grand Forest. MWYN has no knowledge of any organizational efforts presently being made on behalf of any labor union with respect to employees of Grand Forest, and Grand Forest has not been requested by any group of employees or others to enter into any collective bargaining agreement or other agreement with any labor union or other employee organization.

5.13 Employee Benefit Plans. Except as set forth in Section 5.13 of the MWYN Disclosure Schedule, Grand Forest has no bonus, deferred compensation, incentive, severance pay, pension, profit-sharing, retirement, stock purchase, stock option or any other employee benefit plan, employee fringe benefit plan, arrangement or practice with regard to present or former employees to which Grand Forest has any liability.

5.14 Intellectual Property.

(a) Except as set forth in Section 5.14(a) of the MWYN Disclosure Schedule, Grand Forest does not own any registered Intellectual Property Rights.

(b) Grand Forest (i) exclusively owns, free and clear of all Liens, all of its Intellectual Property Rights and (ii) has a valid right or license to use all other Intellectual Property Rights, in each case used in its business as now conducted and necessary or appropriate for its business as proposed to be conducted and without any conflict with or infringement of the rights of others. Except as disclosed in Section 5.14(b) of the MWYN Disclosure Schedule, there are no outstanding options, licenses, agreements or rights of any kind granted by Grand Forest, or by any other party to Grand Forest, relating to any Intellectual Property Rights currently owned or used or proposed to be used by Grand Forest , nor is Grand Forest bound by or a party to any options, licenses, agreements or rights of any kind with respect to the Intellectual Property Rights of any other Person, except, in either case, for standard end-user agreements with respect to commercially readily available intellectual property such as “off the shelf” computer software or non-exclusive licenses granted by Grand Forest to clients and customers in the ordinary course of business.

(c) None of the use, reproduction, modification, distribution, or licensing of any Intellectual Property Rights by (and the operation of its business by) Grand Forest infringes, misappropriates or violates any applicable Law or any Intellectual Property Rights of any third party. Grand Forest has not received any communications alleging that it has violated or, by conducting its business as proposed, would violate any Intellectual Property Rights of any other Person (including “cease and desist” letters or invitations to take a patent license), nor, to the knowledge of MWYN, is there any reasonable basis therefor.

(d) Grand Forest has taken all reasonable steps and measures to establish and preserve ownership of, or legally sufficient right to, all Intellectual Property Rights material to its business; and Grand Forest has taken all reasonable steps to register, protect, maintain, and safeguard the Intellectual Property Rights material to its business. To the knowledge of MWYN, there is no infringement, misappropriation or other violation by any other Person of any Intellectual Property Rights of Grand Forest.

(e) To MWYN’s knowledge, no former or current employee, and no former or current consultant, of Grand Forest has any rights in any of Grand Forest’s Intellectual Property Rights.

5.15 Books and Records. MWYN has furnished to Buyer or its representatives for their examination true and complete copies of (i) the Articles of Incorporation or the relevant charter documents, (ii) the minute books, and (iii) the stock register books of Grand Forest.

5.16 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since May 1, 2025, (a) Grand Forest has been conducted in the ordinary course of business consistent with past practices, and (b) there has not occurred a Material Adverse Effect.

5.17 No Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of MWYN.

6. Representation and Warranties of Buyer. Buyer hereby represents and warrants to MWYN that, as of the date of this Agreement and as of the Closing Date:

6.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of __________, with the requisite corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets, and is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing.

6.2 Corporate Power and Authority. Buyer has the corporate power and authority to execute, deliver and perform this Agreement and the other documents and instruments contemplated hereby. The execution, delivery and performance of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by Buyer. This Agreement and each of the other agreements, documents and instruments to be executed and delivered by Buyer have been duly executed and delivered by, and constitute the valid and binding obligation of Buyer enforceable against Buyer in accordance with their terms.

6.3 Validity, Etc. To the knowledge of Buyer, neither the execution and delivery of this Agreement and the other documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby nor the performance of this Agreement and such other agreements in compliance with the terms and conditions hereof and thereof will (i) violate, conflict with or result in any material breach of any trust agreement, charter, judgment, decree, order, statute or regulation applicable to Buyer, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than the consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority that have been received or are contemplated to be received under this Agreement and the other documents and instruments contemplated hereby) or (iii) violate, conflict with or result in a breach, default or termination of, or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of, any of the obligations of Buyer.

6.4 Securities Laws Compliance. Buyer is aware that the offer or sale of the GF Shares to Buyer has not been registered under the Securities Act, or under any state securities law. Buyer understands that the GF Shares will be characterized as “restricted securities” under United States federal and state securities laws and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

6.5 No Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Buyer.

7. Covenants of the Parties.

7.1 Full Access. Through the period prior to the Closing, each Party will afford to the other and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, reasonable access to the facilities, properties, books and records of such Party that the other may reasonably request. Each Party will furnish such additional financial and operating data and other information as the other Party will, from time to time, reasonably request; provided, however, that any such investigation will not affect or otherwise diminish or obviate, in any respect, any of the representations and warranties of the disclosing Party. Notwithstanding the foregoing, no Party shall be required to provide access to or disclose any information if such access or disclosure would jeopardize any attorney-client privilege of such Party or any of its Subsidiaries. Any investigation pursuant to this Section 7.1 shall be conducted in such manner so as not to interfere unreasonably with the conduct of the business of any Party or its Subsidiaries.

7.2 Confidentiality. Each of the Parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the Transaction (the “Information”) in a manner or for a purpose other than in connection with the Transaction, and that they will not disclose, divulge, provide or make accessible, or permit the disclosure of, any of the Information to any person or entity, other than their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents for purpose of negotiating and implementing the Transaction, except (i) as may be required by judicial or administrative process or, in the opinion of such party’s counsel, by other requirements of Law, and (ii) for communications, disclosures, and filings with (A) any U.S. or foreign securities exchange, including Nasdaq, and (B) any U.S. or foreign securities regulator, including the SEC; provided, however, that prior to any disclosure of any Information permitted hereunder, the disclosing party will first seek to obtain the recipients’ undertaking to comply with the provisions of this Section 6.2 with respect to such Information. The term “Information” as used herein will not include any information relating to a party that the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto without breach of any other confidentiality agreement; (ii) to be generally available to the public through no fault of the disclosing party; (iii) to have been available to the public at the time of its receipt by the disclosing party without breach of any confidentiality agreement; (iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received in connection with the Transaction. If this Agreement is terminated pursuant to Section 8 hereof, each party hereto also agrees, promptly following the written request of any other party, to destroy, or, at its own election, promptly return to the party from whom it originally received such Information all original and duplicate copies of written materials containing Information, provided that each party may retain copies of any Information in accordance with policies and procedures implemented by such persons in order to comply with applicable Law and will not be required to destroy electronic versions of any Information to the extent such destruction is not reasonably practical.

7.3 Further Assurances; Cooperation; Notification.

(a) Each Party hereto will, before, at and after the Closing, execute and deliver such instruments and take such other actions as the other Party or Parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the reasonable request of any Party and without further consideration, the Party that is the subject of the request will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the requesting Party may reasonably deem necessary or desirable in order to more effectively consummate the Transaction.

(b) At all times from the date hereof until the Closing, MWYN, on the one hand, and Buyer, on the other hand, will promptly notify the other in writing of the occurrence of any event that is reasonably expected to cause the failure of any condition to the other Party’s obligation to consummate the Closing to be satisfied.

(c) Buyer agrees to retain all books, records, financial statements, returns, documents, files, other information (including, without limitation, working papers and schedules for Grand Forest and its subsidiaries for the last five (5) calendar years prior to the Closing (“Records”). Each Party agrees to cooperate with and give the other Party and its agents access to internal records upon reasonable written notice by the other Party in the event of any suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other governmental authority or any arbitrator or arbitration panel.

7.4 Satisfaction of Conditions Precedent. Each Party will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are applicable to it, and to cause the Transaction to be consummated, and, without limiting the generality of the foregoing, to obtain all material consents and authorizations of third parties and to make filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the Transaction.

8. Indemnification; No Claims.

8.1 Obligation Of MWYN To Indemnify And Reimburse. From and after the Closing, MWYN, and its respective successors and assigns (collectively, the “MWYN Indemnifying Parties”), shall indemnify, reimburse, defend and hold harmless Buyer and its Affiliates, officers, directors employees, agents and their respective successors and assigns from and against any Losses imposed upon, incurred or suffered by any of them, directly or indirectly, based upon, arising out of or otherwise resulting from (i) any inaccuracy in or any breach of any representation or warranty of MWYN, and (ii) any breach on the part of MYWN of any covenant or agreement set forth in this Agreement. Notwithstanding anything contained in this Agreement, none of the MWYN Indemnifying Parties shall be liable for indemnification of any Losses under this Section 8.1 unless a valid Claim Notice with respect to such Losses is given on or prior to October 17, 2026 (the “Limitation Date”) in accordance with Section 8.4.

8.2 Obligation of Buyer To Indemnify And Reimburse. From and after the Closing, Buyer, and its respective successors and assigns (collectively, the “Buyer Indemnifying Parties”), shall indemnify, defend and hold harmless MWYN, and its Affiliates, officers, directors employees, agents and their respective successors and assigns from and against any Losses imposed upon, incurred or suffered by any of them, directly or indirectly, based upon, arising out of or otherwise resulting from (i) any inaccuracy in or breach of any representation or warranty of Buyer, and (ii) any breach on the part of Buyer of any covenant or agreement set forth in this Agreement. Notwithstanding anything contained in this Agreement, none of the Buyer Indemnifying Parties shall be liable for indemnification of any Losses under this Section 8.2 unless a valid Claim Notice with respect to such Losses is given on or prior to the Limitation Date in accordance with Section 8.4.

8.3 Limitations. Notwithstanding anything to the contrary contained in this Agreement: (a) an Indemnifying Party (as defined below) shall not be liable for any claim for indemnification pursuant to Sections 8.1 and 8.2, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $50,000, after which the Indemnifying Party shall be liable only for those Losses in excess of $50,000; and (b) the aggregate amount of indemnifiable Losses which may be recovered from an Indemnifying Parties arising out of or resulting from the causes set forth in Sections 8.1 or 8.2 shall not exceed $1,000,000. Notwithstanding anything contained in this Agreement, in no event shall any Indemnified Party be entitled to recover or make a claim for any amounts in respect of, and in no event shall “Losses” be deemed to include, consequential (including lost profits), incidental or indirect damages, or punitive, special or exemplary damages.

8.4 Notice. A party seeking indemnification pursuant to this Article 8 (an “Indemnified Party”) shall give prompt notice (the “Claim Notice”) to the party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of any Losses, or the commencement of any Proceeding (including any Third Party Claim), in respect of which indemnity is or may be sought hereunder and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby).

8.5 Participation in Defense. The Indemnifying Party shall be entitled to assume control of the negotiation, settlement and defense of any Proceeding involving a third party (a “Third Party Claim”) that is reasonably expected to give rise to an indemnification obligation of the Indemnifying Party under this Article 8, at its own expense through counsel of its choice reasonably acceptable to the Indemnified Party. In such case the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof, and to employ counsel, at its own expense, separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof. The Parties hereto shall reasonably cooperate in the defense or prosecution thereof and shall furnish, or cause to be furnished, such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. The Indemnifying Party shall not, without the written consent of the Indemnified Party (not to be unreasonably withheld, delayed or conditioned), (a) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Third Party Claims, (b) settle or compromise any Third Party Claim that involves any injunctive, equitable or other non-monetary relief or requires an Indemnified Party to admit liability or wrongdoing or (c) settle or compromise any Third Party Claim that would result in any payment of monetary damages by any Indemnified Party.

8.6 Settlement. The Indemnifying Party shall not be liable under this Article 8 for any settlement in respect of a Third Party Claim effected without its consent (which consent shall not be unreasonably withheld, delayed or conditioned) of any Proceedings in respect of which indemnity may be sought hereunder, unless the Indemnifying Party fails to promptly acknowledge liability for indemnification under this Article 8 and/or declines to or otherwise fails to timely defend the Indemnified Party in such Proceeding relating to such Third Party Claim.

8.7 Exclusive Remedy. Following the Closing, indemnification pursuant to the provisions of this Article 8 shall be the sole and exclusive remedies of the Indemnified Parties for any breach of the representations and warranties in this Agreement and for any failure to perform or comply with any covenants and agreements in this Agreement, and the Parties shall not be entitled to a rescission of this Agreement or to any further indemnification or other rights or claims of any nature whatsoever (including under statute, regulation, common law, in equity or for negligence) in respect thereof, all of which each Party hereby waives to the fullest extent permitted by Law.

9. Termination. This Agreement shall terminate upon written consent of both Parties, or by either Party upon written notice to the other Party on or after October 31, 2025, if the Closing shall not have occurred by the close of business on such date (provided that the terminating party is not in breach in any material respect of any of its obligations hereunder. Upon termination, except for Sections 7.2, 8, 10, 13, 14, 15, 17, and 18, which shall survive such termination, this Agreement shall forthwith become void and there shall be no liability on the part of any Party.

10. Expenses. All costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transaction contemplated by this Agreement shall be borne by the Party incurring such costs and expenses.

11. Headings and References; Construction. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to a section, such reference is to a section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. References to a “person” are also to its successors and permitted assigns. The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

12. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the Transaction contemplated by this Agreement is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transaction contemplated by this Agreement is consummated as originally contemplated to the greatest extent possible.

13. Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof.

14. Notices. All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; or (ii) on the date of transmission, if sent by email, facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment, or to such other person or address as a party will furnish to the other parties hereto in writing in accordance with this subsection.

(a) If to MWYN:	Marwynn Holdings, Inc.
Attn: Yin Yan, President
12 Chrysler Unit C
Irvine, CA 92618

(b) If to Buyer:	Reli Home Décor Inc.
Attn: [attn]
[Add]

15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and permitted assigns; provided, however, that (a) no Party (other than Buyer as provided below) may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Party to this Agreement and (b) Buyer may assign any or all of its rights or obligations under this Agreement without the consent of MWYN to one or more of its Affiliates; provided that, in each case, no assignment shall relieve the assigning party of any of its obligations hereunder.

16. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each of the Parties.

17. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

18. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of California without regard to the conflicts of law principles thereof.

19. Survival of Representations, Warranties and Covenants. Subject to Section 8, all of the representations, warranties and covenants in this Agreement shall survive the Closing.

20. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or pdf) in two or more counterparts, and by the Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

MWYN Marwynn Holdings, Inc.

By:	/s/ Yin Yan
Name:	Yin Yan
Title:	Chief Executive Officer

BUYER

By:	/s/ Dejun Yang
Name:	Dejun Yang
Title:	CEO

[Signature Page to the Securities Purchase Agreement]